Exhibit 99.1

November 29, 2021, 4:30pm

Air Industries Group Announces Expansion and Extension of Credit Facility

Bay Shore, NY -- (Business Wire) – November 29, 2021 4:30pm Eastern – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors, today announced that Sterling National Bank (“Sterling National”) has agreed to expand the size of and extend the maturity of its Revolving Credit Facility and Term Loan.

The revolving credit facility increased by 25%, or $4 million, from its current $16 million limit to $20 million. The inventory sublimit of the revolving credit facility also increased by $3 million, to $14 million.

The maturity dates of both the revolving credit facility and term loan have been extended by three years, from December 31, 2022 to December 31, 2025.

Sterling National has also agreed, subject to certain limitations, to allow Air Industries to begin amortizing part of its subordinated debt. Reducing the Company’s subordinated debt will reduce interest expense and increase net income.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “Sterling National Bank’s actions are a strong vote of confidence in our Company and its prospects for the future. Sterling National became our bank on January 1, 2020, and has been supportive of Air Industries throughout all the challenges of the pandemic. Late last year Sterling National increased our term loan, enabling us to complete our significant investment in new equipment and machinery.

“We are very pleased with the expansion of our credit facility and are confident that it will allow sufficient liquidity for our anticipated continued growth of revenues and profits. The extension of the maturity to year-end 2025 – more than four-years away – is very reassuring.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com